TRANSACT TECHNOLOGIES REPORTS 2014 FIRST QUARTER REVENUE OF
$13.6 MILLION AND DILUTED EPS OF $0.05

Hamden, CT – May 8, 2014 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct’ or the “Company”) today reported operating results for the first quarter period ended March 31, 2014, as summarized below:

Summary of 2014 Q1 Results
(In millions, except per share and percentage data)

	Three Months Ended March 31,
	2014	2013
Net sales	$13.6	$15.1
Gross profit	$5.7	$6.4
Gross margin	42.0%	42.7%
Operating income	$0.6	$1.4
EBITDA(1)	$1.0	$1.9
Net income	$0.4	$1.2
Diluted earnings per share	$0.05	$0.13

Adjusted operating income(2)	$0.6	$1.6
Adjusted EBITDA(1)	$1.1	$2.2
Adjusted net income(2)	$0.4	$1.3
Adjusted diluted earnings per share(2)	$0.05	$0.15

(1)
EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization.  A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.  Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and share-based compensation and adjusted for the impact of certain legal fees as described later in this release.  A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

(2)	Reconciliations of GAAP financial measures to corresponding non-GAAP financial measures can be found attached to this release.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, “TransAct began fiscal 2014 with a strategic focus on further leveraging our printing and software technology expertise to commercialize innovative, value-added solutions for transaction-based industries to diversify and grow our operating results.  With the introduction of several new products, our entry into three new markets over the last three years and the formation of important strategic relationships with industry leaders, TransAct has transitioned from being primarily focused on the point of sale and casino, gaming and lottery markets to a Company that has many drivers for growth in attractive new markets as we commercialize products that offer higher margins.

“In the casino and gaming industry, growing casino operator appreciation for the Epic 950® thermal printer and our alignment with the industry’s leading global distributor have enabled us to generate sales and market share growth that exceeds the industry as reflected in the Company’s first quarter 2014 increase in domestic casino printer sales despite industry challenges.  We also continue to gain traction with our Epicentral® promotional and couponing system as we now have agreements with 11 casinos that comprise over 15,000 electronic gaming units, with approximately 5,000 of these units scheduled to come on line in the next several quarters.

“We are achieving similar progress with our Ithaca® line of food safety terminals.  The Ithaca 9700, which primarily addresses restaurants, including quick serve restaurants and other locations, which feature fixed type menus, has been sold to a wide variety of restaurant brands since its introduction last year and is now being trialed by restaurant operators that comprise a significant terminal sales opportunity.  During the 2014 first quarter we introduced the Ithaca 9800 food safety terminal which for the first time offers direct integration with back-of-the house restaurant management systems and many other new advanced features and capabilities.  The Ithaca 9800 addresses a very large global market opportunity as it is designed to be the one terminal that restaurants and food preparation locations including casual dining restaurants, hospitals and schools, can deploy for training, inventory management, automatic menu and preparation updates and restaurant cleanliness among other applications.  With the many advantages our Ithaca terminals bring to restaurant and food service operators and the strategic relationships we have established with leading suppliers, this market represents a considerable opportunity for TransAct.

“The third leg of our growth platform is our Printrex® line of printers for the oil and gas seismic and exploration industry.  While general industry weakness has impacted sales of our Printrex 920 color solution over the last several quarters, we are beginning to see an increase in business activity and as such believe sales momentum will accelerate in the second half of the year.  We also remain ahead of our internal forecast for the market penetration of the Printrex 980 color office printer.  Growing sales of our Printrex color printers are also expected to drive further growth in our high-margin consumables revenue as reflected in the 47% year-over-year improvement in the first quarter of 2014 and our current annual run rate of over $0.5 million for oil and gas consumables.

“During the 2014 first quarter, we also expanded our product line and addressable markets with the introduction of the Responder MP2™ all-in-one mobile printing solution that marks our entry into the large machine-to-machine (M2M) vertical.  This new solution offers, for the first time, easy to implement mobile printing functionality for a wide variety of vehicle fleets including those operated by the medical, emergency and insurance industries.  Consistent with our focus on identifying large, untapped market opportunities, it is estimated that the value of the M2M market (inclusive of hardware components, technologies and related applications) could reach nearly $86 billion by 2017 and that 18 billion M2M connections will take place globally by 2022.  The Responder MP2 has been very favorably received by key M2M market constituents and this reception, combined with our partnership with a leading integrator for the police car fleet market, is expected to contribute to our sales growth over the next several years.”

Mr. Shuldman concluded, “With leading products in their respective industries that each target significant total addressable market opportunities , TransAct is favorably positioned to both diversify our revenue sources and expand gross margins.  Each of our brands now has a dedicated sales force comprised of accomplished industry professionals.  As a result, we expect sales momentum will accelerate as we move through the balance of 2014.  Further, these new products have established a foundation from which we can achieve consistent long-term growth in revenue, gross margin, EBITDA and diluted EPS.”

Summary of 2014 First Quarter Operating Results
TransAct generated 2014 first quarter net sales of $13.6 million compared with net sales of $15.1 million for the 2013 first quarter.  Casino and gaming revenue declined $0.2 million, or 3%, to $6.5 million from $6.7 million in the prior year period.  Domestic casino and gaming sales decreased $0.4 million, or 9%, year over year as an 11% increase in casino printer sales reflecting increasing market share was more than offset by lower Epicentral revenue as the year-ago period included installations at two larger casino properties.  Food safety, point-of-sale (POS) and banking net sales decreased 11%, or $0.2 million, to $1.8 million.  Sales of the Ithaca® 9700 food safety terminal for quick service and casual restaurant franchises declined 48% to $0.2 million primarily reflecting the Company’s previously discussed expectations for the timing of converting trials to sales.  Revenue from point-of-sale printers declined 1% to $1.4 million as the Company continues to de-emphasize this lower margin market.  Lottery sales for the 2014 first quarter were $0.8 million, which is in line with GTECH’s required contractual minimum order, compared with lottery sales of $1.4 million in the 2013 first quarter which benefited in part from an “end of life” purchase by GTECH for an older generation printer.  Printrex® oil and gas and medical and mobile printer net sales were $1.0 million in the 2014 first quarter compared to $1.4 million in the year-ago period primarily reflecting general weakness in the oil and gas industry.  The Company’s TransAct Services Group recorded net sales of $3.5 million compared to net sales of $3.6 million in the year-ago period, primarily reflecting lower HP inkjet cartridge consumables revenue given a lower installed base, as well as lower service revenue, partially offset by $0.5 million in higher spare parts and accessories sales mostly for legacy lottery printers and increased revenue contributions from consumables for our Printrex color printers.

Gross margin of 42.0% in the first quarter of 2014 compares to gross margin of 42.7% in the year-ago quarter, driven largely by lower sales of the Company’s higher value Epicentral and food safety terminal products.  Gross profit was $5.7 million compared to $6.4 million in the year-ago quarter.  Total operating expenses for the 2014 first quarter of $5.1 million were consistent with total operating expenses for the first quarter of 2013.  Engineering, design and product development expenses increased $0.2 million primarily due to additional engineering staff and higher outside testing and pre-production expenses related to the new products that were launched in 2014.  Selling and marketing expenses increased $0.2 million to $2.0 million, reflecting the addition of sales staff and higher marketing expenses to support the Company’s recently introduced food safety and Printrex products as well as its new distribution agreement for the casino and gaming industry which took effect late in 2013.  General and administrative expenses decreased $0.1 million, primarily due to lower depreciation and amortization as well as lower recruitment expenses for new sales staff.  The Company incurred minimal legal fees related to the lawsuit with Avery Dennison Corporation in the 2014 first quarter compared with $0.2 million in the year-ago quarter.

Operating income for the 2014 first quarter was $0.6 million compared to $1.4 million in the 2013 first quarter.  Excluding the impact from the legal fees related to the Avery Dennison lawsuit (detailed later in the release), TransAct generated adjusted operating income of $0.6 million, or 4.7% of net sales, in the first quarter 2014 compared with adjusted operating income of $1.6 million, or 10.6% of net sales, in the year-ago period.  Net income in the 2014 first quarter was $0.4 million, or $0.05 per diluted share, compared to net income of $1.2 million, or $0.13 per diluted share, in the prior-year period.  Adjusted net income was $0.4 million, or $0.05 per diluted share, compared to $1.3 million, or $0.15 per diluted share, in the 2013 first quarter.

Balance Sheet and Capital Return Review
As of March 31, 2014, TransAct had approximately $3.2 million of cash and cash equivalents and no debt.  During the 2014 first quarter, the Company generated cash from operating activities of $1.1 million and free cash flow (cash from operating activities less capital expenditures) of $0.9 million.  The Company also paid a dividend to shareholders of $0.07 per share.  Reflecting prior share repurchase activity and the payment of quarterly dividends, TransAct has returned approximately $14.6 million to shareholders since the beginning of 2012.

Steve DeMartino, President and Chief Financial Officer of TransAct, commented, “With the successful transition towards products that address four distinct industries and significant total addressable markets, we are focused on generating profitable revenue growth.  We continue to have the financial flexibility to execute on our growth opportunities while simultaneously investing prudently in further enhancements to our product portfolio to bring value to customers and to also consistently return capital to shareholders.  We expect revenue and diluted EPS to ramp throughout the balance of 2014 and for gross margin to further expand as our new products gain traction in their respective industries.”

2014 First Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, May 8, 2014, beginning at 4:30 p.m. ET.  Both the call and the webcast are open to the general public.  The conference call number is 678-825-8259 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”).  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct has provided adjusted non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct's core operations.  The adjusted non-GAAP measures exclude the effect in the applicable periods presented of non-GAAP adjustments contained in the tables included with this release.  These items have been excluded from adjusted non-GAAP financial measures as management does not believe that they are representative of underlying trends in the Company's performance.  Their exclusion provides investors and others with additional information to more readily assess the Company's operating results.  The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

Adjusted operating income is defined as operating income adjusted for the impact of legal fees related to the lawsuit with Avery Dennison Corporation.

Adjusted net income is defined as net income adjusted for the tax-effected impact of legal fees related to the lawsuit with Avery Dennison Corporation.

Adjusted diluted earnings per share is defined as Adjusted Net Income divided by diluted shares outstanding.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries.  These industries include casino and gaming, lottery, food safety, banking, point-of-sale, hospitality, oil and gas, and medical and mobile.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers and products are designed from the ground up based on market-specific requirements and are sold under the Ithaca®, RESPONDER, Epic, EPICENTRAL® and Printrex® product brands.  TransAct distributes its printers and terminals through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over 2.5 million printers and terminals installed around the world.  TransAct is also committed to providing world-class printer service, spare parts, accessories and printing supplies to its growing worldwide installed base of products.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumable items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or other similar words.  All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our new line of food safety and oil and gas products will drive increased adoption by customers; the outcome of the lawsuit between TransAct and Avery Dennison Corporation; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission.  Actual results may differ materially from those discussed in, or implied by, the forward-looking statements.  The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.
# # #

Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)	Three months ended March 31,
	2014	2013
Net sales	$13,619	$15,057
Cost of sales	7,893	8,624
Gross profit	5,726	6,433

Operating expenses:
Engineering, design and product development	1,230	1,012
Selling and marketing	1,965	1,786
General and administrative	1,888	2,034
Legal fees associated with lawsuit	12	199
	5,095	5,031
Operating income	631	1,402

Interest and other income (expense):
Interest, net	(14)	(1)
Other, net	(8)	37
	(22)	36

Income before income taxes	609	1,438
Income tax provision	215	278
Net income	$394	$1,160

Net income per common share:
Basic	$0.05	$0.13
Diluted	$0.05	$0.13

Shares used in per share calculation:
Basic	8,373	8,717
Diluted	8,553	8,809

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended March 31,
	2014	2013
Food safety, point of sale and banking	$1,769	$1,984
Casino and gaming	6,542	6,740
Lottery	821	1,365
Printrex	974	1,325
TransAct services group	3,513	3,643
Total net sales	$13,619	$15,057

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
(In thousands)	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$3,205	$2,936
Accounts receivable, net	12,905	13,234
Inventories	13,550	13,509
Deferred tax assets	1,655	1,655
Other current assets	894	887
Total current assets	32,209	32,221

Fixed assets, net	2,792	2,732
Goodwill	2,621	2,621
Deferred tax assets	920	920
Intangible assets, net	1,727	1,856
Other assets	61	58
	8,121	8,187
Total assets	$40,330	$40,408

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$4,721	$4,749
Accrued liabilities	1,973	2,215
Income taxes payable	38	26
Accrued contingent consideration	60	60
Deferred revenue	482	300
Total current liabilities	7,274	7,350

Deferred revenue, net of current portion	88	103
Deferred rent, net of current portion	226	244
Other liabilities	207	190
	521	537
Total liabilities	7,795	7,887

Shareholders’ equity:
Common stock	111	111
Additional paid-in capital	27,875	27,674
Retained earnings	27,138	27,326
Accumulated other comprehensive loss, net of tax	(62)	(63)
Treasury stock, at cost	(22,527)	(22,527)
Total shareholders’ equity	32,535	32,521
Total liabilities and shareholders’ equity	$40,330	$40,408

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Three months ended March 31, 2014
	Reported	Adjustments(1)	Adjusted Non-GAAP
Operating expenses	$5,095	$(12)	$5,083
% of net sales	37.4%		37.3%

Operating income	631	12	643
% of net sales	4.6%		4.7%

Income before income taxes	609	12	621
Income tax provision	215	4	219
Net income	394	8	402
Diluted net income per share	$0.05	$0.00	$0.05

(1)	Adjustment includes $12 of legal and other expenses related to the lawsuit with Avery Dennison Corporation, tax effected using an effective tax rate of 35.3%.

	Three months ended March 31, 2013
	Reported	Adjustments (2)	Adjusted Non-GAAP
Operating expenses	$5,031	$(199)	$4,832
% of net sales	33.4%		32.1%

Operating income	1,402	199	1,601
% of net sales	9.3%		10.6%

Income before income taxes	1,438	199	1,637
Income tax provision	278	69	347
Net income	1,160	130	1,290
Diluted net income per share	$0.13	$0.02	$0.15

(2)	Adjustment includes $199 of legal and other expenses related to the lawsuit with Avery Dennison Corporation, tax effected using an effective tax rate of 34.6%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In thousands)	March 31,
	2014	2013
Net income	$394	$1,160
Interest (income) expense, net	14	1
Income tax provision	215	245
Depreciation and amortization	360	454

EBITDA	983	1,893

Share-based compensation expense	145	134
Legal fees associated with lawsuit	12	199

Adjusted EBITDA	$1,140	$2,226